EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

December 16, 2009

Tennessee firm acquires more than $300 million in Alaskan oil and gas assets

Miller Energy Resources buys reserves at $0.35 BOE, increases reserves by 32 times

HUNTSVILLE, TN - December 16, 2009 - Miller Petroleum, Inc. dba Miller Energy Resources (“Miller”), (OTC BB: MILL:OB) announced today that it has acquired Alaskan oil and gas assets, valued at $325 million, from Pacific Energy Resources (“Pacific Energy”) through a Chapter 11 U.S. Bankruptcy proceeding in Delaware.

Miller acquired total reserves of over 13.2 million barrels of oil and 15.5 BCF of natural gas, including total proved reserves of 5.6 million barrels of oil and 3.7 BCF of natural gas. The discounted net present value of the Alaska reserves that Miller acquired is over $325 million dollars, including $119 million dollars of proven reserves, $185 million of probable reserves and $23 million of possible reserves.

In addition, Miller has acquired onshore and offshore production and processing facilities, an offshore energy platform, over 600,000 net acres of land with thousands of acres of 3-D geologic seismic data, miscellaneous roads, pads and facilities all of which originally cost almost $300 million to build and install over the last 5 years. Miller will operate the facilities through its 100% owned subsidiary, Cook Inlet Energy LLC (“Cook”)

Acquisition Details

Miller Energy Resources paid a total of $2.25 million dollars for the Alaskan oil and gas assets, and an additional $2.22 million dollars for contract cure payments, bonds and other local, federal and State of Alaska requirements to operate the facilities. Miller’s acquisition multiples of the Purchase/Reserves is $0.35 per Proved MBOE and $0.06 per Proved MCFE. Including Proved, Probable and Possible Reserves makes the acquisition multiples of this purchase only $0.14 per BOE and $0.023 per MCFE.

The Alaska assets that Miller acquired from Pacific Energy were originally acquired from Forest Oil Corp. in 2007 for $464 million. In 2009, Pacific Energy declared bankruptcy and later abandoned its assets in Alaska in September 2009. In October 2009, Miller entered into an agreement to acquire the majority of Pacific Energy’s Alaskan assets. In November 2009, the U.S. Bankruptcy Court approved the sale and the acquisition closed on December 11, 2009. Also on December 10, 2009, Miller Petroleum, Inc. acquired 100% of the membership interests in Cook Inlet Energy, LLC, an Alaska limited liability company from its members. As consideration, Miller issued the sellers, who were unrelated third parties, stock warrants to purchase three million five hundred thousand (3,500,000) shares of Miller common stock, plus $250,000 and certain expense related to the acquisition.

“Our initial Alaskan production is estimated to be 280 barrels of oil a day. Our three month target is over 800 barrels a day with a goal of pushing production over 1,100 barrels daily by the fourth quarter of 2010 which would generate more than $30 million dollars annually in gross revenue for Miller.”

About Miller

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production projects in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin

Miller is headquarters in Huntsville, Tennessee with offices in Knoxville and New York City. The company is traded over the bulletin board with the symbol MILL.OB, MILL:US

Statements Regarding Forward-Looking Information

This news release contains statements about oil and gas production and operating activities that may constitute "forward-looking statements" or "forward-looking information" within the meaning of applicable securities legislation as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, government regulation and foreign political risks, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller’s reports on file with United States securities regulatory authorities. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward- looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

CONTACT:

William “Bill” Goodwin

Investor Relations

Miller Energy Resources

3651 Baker Highway

P.O. Box 130

Huntsville, Tennessee 37756

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com